Exhibit 99.1
BIOPHARM ASIA ANNOUNCES STRONG
SECOND QUARTER 2010 RESULTS
Revenue Increases 26% to $25.2 Million
Net Income Up 57% to $4.3 Million

NEW YORK, NY and TONGHUA, CHINA - - August 16, 2010—BioPharm Asia, Inc. (OTCBB: BFAR), a producer, distributor and retailer of medical products in China, today announced its financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Financial Highlights:

■   Revenues in the second quarter of 2010 rose to $25.2 million, an increase of $5.2 million, or 26%, over last year’s comparable period revenue of $19.9 million.
■   Gross profit was $8.2 million, an increase of $2.3 million or 38.1%, as compared to the $5.9 million for the same period in 2009.
■   Net income increased to $4.3 million, compared to $2.7 million in the second quarter of 2009.
■   Fully diluted earnings per share for the quarter increased to $0.09 from $0.05 a year earlier.

Second Quarter 2010 BioPharm Asia Financial Results

The Company’s revenue increase of $5.2 million during the second quarter of 2010 over the comparable 2009 period resulted largely from the $5.9 million of increased revenue from the Company’s Retail segment, currently consisting of 360 retail drug stores. This was slightly offset by a decrease of approximately $1 million in our Distribution segment as more of its products were distributed to the Company’s retail stores, whereas a year ago nearly all were distributed to stores owned by third parties.

The revenue for six months ended June 30, 2010 was $57.3 million, an increase of $14.7 million from the comparable 2009 period. This increase was primarily due to the Company’s Retail segment, which recorded $15 million of increased revenue, and approximately $4.6 million of increased revenue from the Drug manufacturing segment. That was partially offset by a decrease of approximately $4 million in Distribution, reflecting the product realignment mentioned above.

Gross profit for three months ended June 30, 2010 was $8.2 million, up 38.1% from $5.9 million in the second quarter of 2009. Gross margin as a percentage of revenue performed well, increasing to 32.6% for the second quarter 2010 from 29.8% for the same period in 2009. This increase was primarily due to the increased mix of revenue from the Retail segment, which has a higher gross profit margin than our other businesses.

Operating expenses for the second quarter of 2010 totaled $2.7 million, up from $2.0 million in the same period in 2009. For the six months ended June 30, 2010, operating expense was $6.4 million, a $2.7 million increase from $4 million in the last year’s six month results. This increase resulted primarily from additional expenses related to the retail drug stores, reflecting the cost structure associated with retailing.

Taxes in the second quarter reflect a tax temporary incentive to assist retailers and resulted in a decreased effective rate of 20%.

As a result of the improved revenue, gross margin and lower tax rate, net income for the second quarter 2010 was $4.3 million, or $0.09 per share, up 56.9% from $2.7 million or $0.05 per share in the same period in 2009. For the six months ended June 30, 2010, the net income increased 53.7% to $9.1 million, or $0.18 per share from $5.9 million, or $0.12 per share in the comparable 2009 period.

BioPharm’s newly appointed Chief Executive Officer, Mr. Shengqun Li, said, “I am glad to report that BioPharm Asia has continued its outstanding results in the second quarter of 2010. We look forward to seeing further strong performance, especially from our distribution and retail segments, for the upcoming quarters. Moreover, the Company plans to continue its expansion plans in various areas, including in the health care provider industry. BioPharm Asia is well positioned to benefit from China’s rapid growth and an increasing focus on health care and healthy living.”

As of June 30, 2010, the Company’s cash, and cash equivalents were $15.3 million as compared to $11.1 million as of December 31, 2009.

About BioPharm Asia, Inc.

BioPharm Asia, Inc. is engaged in the retail sale of medical products in China, complemented by vertically integrated supporting functions that include the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. For more information, please visit http://www.biopharmasiainc.com.

Forward-looking statement: Except for certain historical information contained herein, the matters discussed in this news release contain forward-looking statements, including, but not limited to, statements relating to future expansion plans and growth in sales. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially from those implied herein due to a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors discussed in the company's most recent annual report and other filings with the U. S. Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

BIOPHARM ASIA, INC. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
($ in Millions)
(Unaudited)

ASSETS
	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$15.3	$11.1
Accounts receivable, net	16.8	19.7
Inventories	13.0	14.1
Other current assets	0.1	1.5
Property and equipment, net	13.0	12.9
Other assets	1.7	2.0

Total Assets	$59.8	$61.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term loans	$4.9	$4.9
Accounts payable and accrued liabilities	9.5	15.3
Other current liabilities	3.6	8.5

Total liabilities	18.1	28.8
Stockholders' Equity	41.8	32.6

Total Liabilities and Stockholders' Equity	$59.8	$61.3

Numbers may not add due to rounding.

BIOPHARM ASIA, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
($ in Millions except EPS)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenues	$25.2	$19.9	$57.3	$42.6

Cost of Goods Sold	17.0	14.0	39.0	30.6

Gross Profit	8.2	5.9	18.3	12.0

Operating Expenses	2.7	2.0	6.4	3.7

Income from Operations	5.5	3.9	11.9	8.3

Interest Expenses	0.1	0.1	0.2	0.2

Provision for Income Taxes	1.1	1.1	2.6	2.1

Net Income	$4.3	$2.7	$9.1	$5.9

Earnings per common share - Basic and Diluted	$0.09	$0.05	$0.18	$0.12

Shares outstanding	50,000,000	50,000,000	50,000,000	50,000,000

Revenue by Segment for
($ in Millions)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Herbal Planting	-	-	$1.4	$2.3

Drug Manufacturing	$7.7	$7.4	16.6	12.0

Distribution	9.0	10.0	21.8	25.8

Retail	8.4	2.5	17.5	2.5

Total	25.2	19.9	57.3	42.6

Numbers may not add due to rounding.

BIOPHARM ASIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
($ in Millions)
(Unaudited)

	2010	2009

Cash Provided by Operating Activities	$3.4	$12.4

Cash Used in Investing Activities	(0.5)	(1.0)

Cash Provided by (Used in) Financing Activities	1.2	(12.1)

Effect of Exchange Rate Changes on Cash	0.1	-

Net Increase in Cash	$4.2	$(0.8)

Numbers may not add due to rounding.